UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):
                                  May 27, 2008

                              KANSAS CITY SOUTHERN
               (Exact name of company as specified in its charter)


           DELAWARE                     1-4717                 44-0663509
(State or other jurisdiction    (Commission file number)      (IRS Employer
      of incorporation)                                   Identification Number)


                427 West 12th Street, Kansas City, Missouri 64105
               (Address of principal executive offices) (Zip Code)


               Registrant's telephone number, including area code:
                                (816) 983 - 1303

                                 Not Applicable

          (Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))



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Item 1.01      Entry into a Material Definitive Agreement.

On  May  30,  2008,  The  Kansas  City  Southern  Railway  Company  ("KCSR"),  a
wholly-owned subsidiary of Kansas City Southern ("KCS"), pursuant to an Underwriting Agreement dated May 27, 2008 (the "Underwriting Agreement") among KCSR, Morgan Stanley & Co. Incorporated and Bank of America Securities, as representatives of the underwriters listed therein, issued and sold $275.0 million in aggregate principal amount of 8.0% Senior Notes due 2015 (the "Notes"). KCSR registered the Notes by means of Amendment No. 2 to a shelf registration statement on Form S-3 (File No. 333-130112) filed and declared automatically effective by the Securities and Exchange Commission on May 23, 2008. A copy of the Underwriting Agreement is attached hereto as Exhibit 4.1.

The Notes were issued pursuant an Indenture dated May 30, 2008 among KCSR, KCS, certain subsidiaries of KCS who guarantee KCSR's obligations under the Notes (collectively, the "Note Guarantors") and U.S. Bank National Association, as trustee and paying agent.

The Notes are fully and unconditionally guaranteed by KCS and the Note Guarantors. The Notes and the note guarantees will rank equally with all current and future unsecured and unsubordinated indebtedness of KCSR, KCS and each Note Guarantor, as applicable, and senior to all of KCSR's, KCs's or such Note Guarantor's future subordinated debt. The Notes will be effectively subordinated to all secured indebtedness of KCSR and each Note Guarantor, as applicable, to the extent of the value of the assets securing such indebtedness. The Notes will bear interest at a rate of 8.0% per annum, payable semi-annually on June 1 and December 1 of each year, beginning on December 1, 2008, to persons who are the registered holders of the Notes on the immediately preceding May 15 and November 15, respectively.

The Indenture limits the ability of KCSR, KCS, the Note Guarantors and their restricted subsidiaries, as applicable, to incur indebtedness, make restricted payments, create restrictions on dividend and certain other payments by restricted subsidiaries, issue and sell capital stock of restricted subsidiaries, enter into transactions with affiliates, incur liens, enter into sale-leaseback transactions, and sell assets, in each case subject to certain qualifications set forth in the Indenture.

In the event of a Change of Control (as defined in the Indenture), holders of the Notes will have the right to require KCSR to repurchase all or any part of Notes at a purchase price equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to the date of such repurchase.

Subject to certain qualifications and applicable grace periods, the Notes may be declared immediately due and payable by the trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding upon the occurrence and continuance of certain events deemed to be "Events of Default," as set forth in the Indenture. In addition, subject to certain qualifications and applicable grace periods, certain Events of Default, as set forth in the Indenture, result in the Notes becoming immediately due and payable without any action on the part of the trustee or any holder.

The Notes will mature on June 15, 2015. However, KCSR, at its option, may redeem the Notes in whole or in part prior to June 1, 2012 by paying either 101% of the principal amount of the Notes, or a "make whole" premium, whichever is greater, plus in each case, accrued and unpaid interest thereon, if any. KCSR may also redeem some or all of the Notes on or after June 1, 2012 at the redemption prices set forth in the Indenture, plus accrued and unpaid interest, if any. In addition, subject to certain conditions, KCSR may, at its option, redeem up to 35% of the Notes prior to June 1, 2011, at the redemption price set forth in the Indenture, from the proceeds of the sale of capital stock by either KCS or KCSR.


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The  above  description  of the  Indenture  and the  Notes is  qualified  in its entirety by reference to the terms of that agreement attached hereto as Exhibit 4.2.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 is incorporated herein by reference.

Item 8.01      Other Events.

On June 2, 2008, KCS issued a press release announcing that KCSR had accepted for payment tenders from holders of approximately 99% of its 9 1/2% Senior Notes due 2008, pursuant to KCSR's previously announced tender offer and consent solicitation relating to the 9 1/2% Senior Notes. A copy of the press release is attached hereto as Exhibit 99.1.

KCSR is also filing as Exhibit 5.1 to this current report on Form 8-K the legality opinion of Sonnenschein Nath & Rosenthal LLP with respect to the offering of the Notes.

Item 9.01      Financial Statements and Exhibits.

(d) Exhibit 4.1 Underwriting Agreement dated May 27, 2008 among KCSR, Morgan Stanley & Co. Incorporated and Bank of America Securities, as representatives of the underwriters listed therein.

     Exhibit 4.2 Indenture dated May 30, 2008 among KCSR, KCS, the Note Guarantors and U.S. Bank National Association, as trustee and paying agent.

     Exhibit 5.1 Opinion of Sonnenschein Nath & Rosenthal LLP on the legality of the 8.0% Senior Notes due 2008.

     Exhibit 99.1 Press Release entitled "KCS Announces Closing of Debt Offering and Acceptance of 9 1/2% Senior Notes due 2008," dated June 2, 2008.



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SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                 Kansas City Southern


June 2, 2008                          By:   /s/ Patrick J. Ottensmeyer
                                           -------------------------------------
                                            Name:  Patrick J. Ottensmeyer
                                            Title: Executive Vice President and
                                                   Chief Fiancial Officer